Exhibit 10.1

SECOND AMENDMENT TO
EMPLOYMENT AND NONCOMPETITION AGREEMENT
(Clayton W. Lewis)

This Second Amendment (“Second Amendment”) to an Employment and Noncompetition Agreement dated as of September 24, 2001 is made and entered into between Onvia.com, Inc., a Delaware corporation (“Onvia”) and Clayton W. Lewis, an individual (“Employee”) as of September 27, 2002.

Recitals

A.        Employee and Onvia entered into that certain Employment and Noncompetition Agreement dated as of September 24, 2001, as amended by that certain Amendment to Employment and Noncompetition Agreement dated as of February 22, 2002 (“Agreement”).

B.        Employee and Onvia want to amend the Agreement on the terms and conditions set forth in this Second Amendment.

C.        Capitalized terms used, but not specifically defined, in this Second Amendment have the meaning attributed to them in the Agreement.

Agreement

Employee and Onvia agree as follows:

1.        Change of Control.    Sections 1.6(a) and (b) (Change of Control) is amended and restated in its entirety as follows:

“(a)        Acceleration of Stock Options. In lieu of the benefits provided in Section 12(c) of the Plan, the following provisions will apply in the event of a Change of Control (as that term is defined in the Plan):

Upon consummation of a Change in Control, 50% of the total number of then unvested shares underlying all options granted to Employee shall vest and become exercisable. If, within twelve (12) months after consummation of a Change in Control, Employee is terminated without Cause or resigns for Good Reason, then 100% of the total number of then unvested shares underlying all options granted to Employee shall vest and become exercisable upon such resignation or termination. Employee waives his rights to benefits under Section 12(c) of the Plan in exchange for the benefits provided in this Section 1.6(a). The acceleration referred to in this Section 1.6(a) and Section 2.2(a) expressly excludes all future options granted after September 27, 2002.”

2.        Termination.    Section 2.2(a) is amended and restated in its entirety as follows:

“If (i) Onvia terminates Employee’s employment without Cause, or Employee resigns for Good Reason, during the Employment Term, (ii) Employee satisfies all of Employee’s obligations relating to the termination of Employee’s employment under this Agreement (including Employee’s obligations under Section 5.2 below), (iii) Employee executes and delivers to Onvia a general release (reasonably satisfactory in form and substance to Onvia) of any rights or claims that he may have or has ever had against Onvia or any of Onvia’s Affiliates, and (iv) Employee continues to satisfy all of Employee’s obligations under this Agreement (except for Section 1.1), then Employee shall be entitled to receive (x) the monthly salary payments specified in Section 1.2 above on Onvia’s regular payroll and then existing benefits under Section 1.5 above for three hundred and sixty-five (365) days following the effective date of such termination minus applicable withholdings and taxes, and (y) then existing benefits under Section 1.4(a) above for three hundred and sixty-five (365) days following the effective date of such termination, and (z) three hundred and sixty-five (365) days (determined from the date of such termination) of accelerated vesting of all unvested options granted to Employee. The acceleration referred to in this Section 1.6(a) and Section 2.2(a) expressly excludes all future options granted after September 27, 2002.”

3.        Effect of Amendment.    Except as specifically modified by this Amendment, the Agreement remains in full force and effect, without other modification, as originally stated. All provisions of the Agreement which are inconsistent with this Amendment are superceded by this Amendment.

4.        Execution.    This Amendment shall not be deemed effective until executed and delivered by the parties hereto.

DATED as of the date first written above.

EMPLOYEE:

CLAYTON W. LEWIS, an individual

By: /s/ Clayton W. Lewis

COMPANY:

ONVIA.COM, INC., a Delaware corporation

By: /s/ Michael D. Pickett, CEO & Chairman